UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2018

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218 Glen Allen, Virginia	23059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 433-1522

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

1

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 6, 2018, the Compensation Committee and the Board of Directors of Straight Path Communications Inc. (the “Company”). approved the following cash bonuses for the portion of Fiscal 2018 preceding the anticipated closing (the “Closing”) of the merger contemplated by the previously announced Agreement and Plan of Merger, dated as of May 11, 2017, by and among the Company, Verizon Communications Inc. and Waves Merger Sub I, Inc. (the “Merger Agreement”): (i) $227,500 to Davidi Jonas, the Company’s Chief Executive Officer, (ii) $262,500 to Jonathan Rand, the Company’s Chief Financial Officer, (iii) $157,500 to Zhouyue Pi, the Company’s Chief Technology Officer, and (iv) $150,500 to David Breau, the Company’s General Counsel.

Under the Company’s 2013 Stock Option and Incentive Plan, as amended and restated as of October 8, 2015 (the “Plan”), each non-employee director of the Company is entitled to receive, on each January 5th (or the next business day thereafter), an annual grant of 8,000 restricted shares of the Company’s Class B common stock, which shares vest immediately upon grant. In lieu of making this annual grant in respect of 2018, on February 6, 2018, the Compensation Committee approved the payment of a cash bonus to each non-employee director representing the value of such director’s annual grant of restricted shares prorated based on the portion of calendar year 2018 preceding the date of the Closing and valued at the Per Share Amount (as defined in the Merger Agreement). As previously disclosed, the Closing is expected to occur on or about February 28, 2018, resulting in a cash bonus for each such director of approximately $245,333. This action represents a waiver under, and amendment of, the Plan.

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a)     The Company’s 2018 Annual Meeting of Stockholders was held on February 6, 2018 (the “Meeting”). Stockholders voted on the matter set forth below.

(b)    (1) A majority of the votes present or represented at the Meeting by the holders of shares entitled to vote on the election of directors were voted in connection with each of the Board of Directors nominees named in the Proxy Statement of the Company.

Election of Directors

Each of the nominees for election to the Board of Directors was elected, for a one-year term, based upon the following votes:

Nominee	Votes For	Votes Against	Abstentions
Davidi Jonas	2,653,354	304,633	4,968
K. Chris Todd	2,678,680	281,948	2,327
William F. Weld	2,672,419	288,270	2,265
Fred S. Zeidman	2,754,993	205,698	2,265

There were no broker-held non-voted shares represented at the Meeting with respect to this matter.

Item 8.01 Other Events.

On February 2, 2018, the United States District Court for the District of New Jersey preliminarily approved a settlement between the Company and the lead plaintiff in Zacharia v. Straight Path Communications Inc. et al., No. 2:15-cv-08051-JMV-MF (D.N.J.), which settles the putative shareholder class action and dismisses the claims that were filed against the Defendants in that action. Under the settlement, the Company will provide for a $2.25 million initial payment (the “Initial Payment”) and a $7.2 million additional payment (the “Additional Payment”). The Initial Payment will be paid into an escrow account, and will be fully covered by insurance policies maintained by the Company. The Additional Payment of $7.2 million will be paid within 60 days after the Closing or, if the Merger (as defined in the Merger Agreement) is not consummated, within 60 days following the Company’s payment of the non-transfer penalty specified in the Consent Decree entered into by the Company with the FCC. In any event, the Additional Payment will be payable no later than December 31, 2018.  A hearing for final approval of the settlement agreement is scheduled for September 7, 2018.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Jonathan Rand
Name: Jonathan Rand Title: Chief Financial Officer

 Dated: February 8, 2018

3